Exhibit 99.1

Tenet Announces CEO Transition, Commencement of Board Refreshment Process, and Implementation of Shareholder Rights Plan to Protect NOLs

•	Tenet chairman and chief executive officer Trevor Fetter to step down following a transition period

•	Tenet director Ronald A. Rittenmeyer named executive chairman

•	Tenet initiates search for a new CEO and commences process to refresh the composition of its board of directors

•	Tenet implements short-term shareholder rights plan to protect the value of the company’s Net Operating Loss Carryforwards

DALLAS – August 31, 2017 – Tenet Healthcare Corporation (NYSE: THC) (the “Company”) today announced that Chairman and CEO Trevor Fetter will step down from his roles as director and chief executive officer at the earlier of March 15, 2018 or when a successor is appointed. Current independent lead director Ronald A. Rittenmeyer will become executive chairman effective immediately. In that role, Mr. Rittenmeyer will serve as the senior-most executive at the company. The Board has hired Russell Reynolds Associates to conduct a search for a new Chief Executive Officer.

Additionally, Tenet has commenced a process to refresh the composition of its Board. This process is intended to ensure that the Board has the best mix of skills and experience to maximize the future value of the Company. Through this process, the Company expects to further enhance the Board’s expertise in areas directly relevant to the Company’s business.

Mr. Rittenmeyer said: “The changes announced today will ensure Tenet remains focused on providing high quality care to patients, innovating in ways that meet the demands of today’s healthcare market, and driving operational and financial performance in a manner that maximizes shareholder value. The Board of Directors thanks Trevor for his significant contributions to Tenet and appreciates his commitment to remain with the Company during the transition period. During Trevor’s tenure, Tenet has built a strong enterprise that is aligned with the trends driving healthcare, and which provides multiple channels for growth across the company’s Hospital, Ambulatory and Conifer segments.”

Mr. Rittenmeyer continued: “I look forward to working with the rest of the Board to conduct a thorough search process that will identify a new chief executive to guide Tenet into the future, and ensure that during this period the Company stays on track with plans to drive operating performance improvement, reduce leverage ratios, and provide quality healthcare to the patients and communities we serve.”

Mr. Fetter said: “I would like to thank the Board of Tenet for their confidence and support during my tenure. I am proud of what we accomplished in transforming the Company, and strongly believe the 130,000 Tenet employees will continue focusing every day on advancing the Company’s mission. I have no doubt that Tenet will be a leading force in creating a better healthcare system and I look forward to assisting during the transition.”

Shareholder Rights Plan

Tenet’s Board has approved a short-term shareholder rights plan, effective today. The plan is intended to ensure that the Board can protect all shareholder interests as it executes the leadership and governance changes announced today and as it evaluates the best path forward for the Company, and is intended to protect the Company’s substantial tax net operating loss carryforwards (“NOLs”). The plan is not intended to prevent any action that the Board determines to be in the best interests of the Company.

At December 31, 2016, the company’s federal net operating loss carryforwards were approximately $1.7 billion, prior to any taxable gains or losses that occurred in 2017 including an approximate $500 million taxable gain on the sale of the company’s acute care hospitals and related operations in Houston on July 31, 2017. At a 35% tax rate, the $1.7 billion NOL can generate $600 million in cash tax savings. An “ownership change,” under the tax code, could severely limit the company’s ability to utilize its NOLs. An “ownership change” would occur upon a 50 percentage point change in stock ownership over a three-year period by shareholders owning in excess of 5% of the company.

Under the rights plan, if any person or entity acquires a position in 4.9% or more of the Company’s outstanding common stock, all holders of rights issued under the plan (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount, or the Company may exchange each right held by such holders for one share of common stock. Under the rights plan, any person or entity that currently owns more than 4.9% of the Company’s outstanding common stock may continue to own its shares of common stock but may not acquire a position in any additional shares without triggering the rights plan.

The rights plan is scheduled to expire following the conclusion of the Company’s 2018 annual meeting of stockholders. Following the Company’s 2018 annual meeting, the Board will further evaluate the ongoing need for the rights plan at such time based on status of risk to the Company’s NOLs. The rights plan may also be terminated prior to its scheduled expiration.

Ronald A. Rittenmeyer, Executive Chairman

Mr. Rittenmeyer previously served as lead director at Tenet, and has been a Tenet Board member since 2010. He previously served as chairman of the board and chief executive officer of Millennium Health, a health solutions company. He served as the chairman, president and chief executive officer of Expert Global Solutions, Inc., a provider of business process outsourcing services, from 2011 to 2014. From 2005 to 2008, Mr. Rittenmeyer held a number of senior management positions with Electronic Data Systems Corporation (EDS), including chairman and chief executive officer from 2007 to 2008, president from 2006 to 2008, chief operating officer from 2005 to 2007 and executive vice president, global service delivery from 2005 to 2006. Prior to that, Mr. Rittenmeyer held leadership positions at a number of companies and in private equity.

Mr. Rittenmeyer currently serves on the board of directors of two other public companies: American International Group, Inc. (AIG) and QuintilesIMS. He is a director for privately held Avaya Inc. He serves on the Executive Board of the Cox School of Business at Southern Methodist University, the Foundation Board for the Church of Incarnation in Dallas and was recently named to The National Association of Corporate Directors’ (NACD) 2016 Directorship 100 list.

About Tenet Healthcare

Tenet Healthcare Corporation is a diversified healthcare services company with nearly 130,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the company operates 77 general acute care hospitals, 21 short-stay surgical hospitals and over 460 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

This release contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” All statements related to the operation or effects of the rights plan are also forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission.

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Investor Contact: Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Media Contact: Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com

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